Exhibit 99.1

Atlantic Coast Financial Corporation Reports Fourth Quarter and 2011 Results

JACKSONVILLE, Fla.--(BUSINESS WIRE)--February 23, 2012--Atlantic Coast Financial Corporation (the "Company")(NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today reported financial results for the fourth quarter and year ended December 31, 2011.

For the fourth quarter of 2011, the Company reported a net loss of $4.0 million or $1.61 per diluted share, compared with a net loss of $5.2 million or $2.02 per diluted share in the year-earlier quarter (as adjusted for the completion of the Company's second-step conversion in February 2011). For the year ended December 31, 2011, the Company's net loss narrowed to $10.3 million or $4.13 per diluted share from a net loss of $14.2 million or $5.51 per diluted share (on an adjusted basis) for 2010.

Notable highlights of the fourth quarter report included:

  Non-performing assets increased to $52.4 million at December 31, 2011, from $51.3 million on a linked-quarter basis at September 30, 2011, both above the $38.1 million level reported at December 31, 2010.
  Annualized net charge-offs to average loans increased to 3.34% for the fourth quarter of 2011 from 1.99% for the third quarter of 2011; annualized net charge-offs were 2.84% in the year-earlier fourth quarter.
  Total assets were $789.0 million at December 31, 2011, compared with $827.4 million at December 31, 2010, as the Company has continued to manage asset size consistent with its overall capital management strategy.

The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 5.83%, 9.65%, and 10.91%, respectively, at December 31, 2011. Accordingly, they continued to exceed the required minimums of 5%, 6%, and 10%, respectively, necessary to be deemed a well-capitalized institution. However, under an Individual Minimum Capital Requirement agreement ("IMCR") with the Office of Thrift Supervision (predecessor banking agency to the Office of the Comptroller of the Currency), dated May 13, 2011, the Bank was required to achieve and maintain a Tier 1 leverage ratio of 7% beginning on September 30, 2011.

Based on the Bank's non-compliance with the IMCR, current economic and market conditions, and the Company's recent operating results, the Company's Board of Directors began a review of strategic alternatives late in 2011, engaging Stifel, Nicolaus & Company, Incorporated to assist the Board in exploring alternatives to enhance stockholder value, including consideration of a potential business combination in addition to a previously disclosed rights offering. As part of its review of strategic alternatives, the Company requested and has received approval from its primary regulator, the Federal Reserve Board (the "Federal Reserve"), to pursue strategic alternatives that may lead to a transaction that requires stockholder approval. With the Federal Reserve's consent, the Company has begun to take the necessary actions to explore its strategic alternatives. There can be no assurances that the Company will complete a business combination or raise additional capital. The Board of Directors is reviewing all possible strategic alternatives and the relative benefits of such alternatives to stockholders.

Commenting on the fourth quarter results, G. Thomas Frankland, President and Chief Executive Officer, said, "Although the economy continues to show few signs of real strengthening in our markets, we saw small indications of progress in certain key credit quality metrics during the fourth quarter of 2011, such as a leveling-off of non-performing assets from the third quarter. Despite limited positive signals, we recognize that the prospects of a meaningful economic rebound are unlikely in the near term, and we remain cautiously optimistic that the small improvements we witnessed in credit quality as 2011 came to an end represent the beginning of stronger trends. Considering the ongoing challenges we face, our management team remains committed to strategies that improve the performance of our organization, reduce costs, strengthen our capital, and transition the Bank to a retail community banking model."

Frankland added, "With respect to our core banking operations, we are pleased that the Bank's retail deposit franchise continued to show solid results, as illustrated by a successful deposit campaign conducted in the fourth quarter. During the fourth quarter, we increased core deposits and replaced maturing broker time deposits by adding more than $16 million in new customer deposits with a campaign that involved all employees of the Company. We also continued the growth momentum in our warehouse lending business, which ended the year with an outstanding balance of $57.8 million or 115% higher than last year. Finally, we are very pleased with our small business lending group that began operations in late 2010 and ended the year with a strong pipeline and great promise for 2012."

Asset Quality	Quarter Ended
	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010
	($ in millions)
Non-performing loans	$46.6	$44.2	$28.1
Non-performing loans to total loans	8.94%	8.31%	4.99%
Other real estate owned	$5.8	$7.1	$10.0
Non-performing assets	$52.4	$51.3	$38.1
Non-performing assets to total assets	6.65%	6.47%	4.60%
Troubled debt restructurings performing for less than 12 months under terms of modification	$15.3	$15.9	$26.3
Total non-performing assets and troubled debt restructurings performing for less than 12 months under terms of modification	$67.7	$67.2	$64.4
Troubled debt restructurings performing for more than 12 months under terms of modification	$16.7	$18.2	$13.6

  The increase in non-performing loans in the fourth quarter of 2011 on a linked-quarter basis reflected primarily the addition of two commercial real estate loan relationships totaling $3.0 million brought about in part by the Bank's aggressive collection approach taken to ensure borrowers adhere to the terms of their loan agreements. For both loans, the Bank believes collateral is adequate, and it does not expect to incur further loss. These increases were partially offset by higher charge-downs and disposition activity during the fourth quarter.
  Other real estate owned balances declined in the fourth quarter compared with the third quarter of 2011 primarily as a result of asset sales during the quarter.

Provision / Allowance for Loan Losses	At and for the Three Months Ended			At and for the Year Ended
	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
	($ in millions)
Provision for loan losses	$5.2	$4.4	$6.9	$15.4	$21.2
Allowance for loan losses	$15.5	$15.2	$13.3	$15.5	$13.3
Allowance for loan losses to total loans	2.98%	2.85%	2.37%	2.98%	2.37%
Allowance for loan losses to non-performing loans	33.31%	34.35%	47.44%	33.31%	47.44%
Net charge-offs	$4.9	$2.9	$4.5	$13.2	$21.7
Net charge-offs to average outstanding loans	3.34%	1.99%	2.84%	2.25%	3.47%

  The increase in provision for loan losses on a linked-quarter basis reflected primarily charge-offs on two commercial loans, which also accounted for the increase in net charge-offs on a linked-quarter basis.
  The provision for loan losses decreased year over year in line with reduced net charge-offs, partially offset by higher general loan loss reserves for increased non-performing home equity loans.

Net Interest Income	Three Months Ended			Year Ended
	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
	($ in millions)
Net interest income	$5.3	$5.5	$5.9	$21.5	$23.7
Net interest margin	2.80%	2.89%	2.84%	2.83%	2.79%

  The Company's lower net interest income for the fourth quarter of 2011 on a linked-quarter basis reflected primarily a decline in net interest margin due to reduced yields on investments and, to a lesser degree, loans. The reduced margin on investments follows the restructuring of the investment portfolio, completed in the third quarter of 2011, which resulted in a gain on sale of securities of $2.5 million with resulting reinvestment in lower yielding securities.
  The decline in net interest income for 2011 versus 2010 was due mainly to a lower level of interest-earning assets in 2011, as the Company continued to reduce its balance sheet as part of its capital management strategy. In addition, net interest margin continues to be under pressure as yields on earning assets have declined due to the historically low interest rate environment, while the Bank's cost of funds are beginning to level off. Yields on investment securities and loans were 3.09% and 5.75% for the year ended December 31, 2011, as compared with 3.78% and 5.98% in 2010, respectively. The total cost of funds for full year 2011 declined to 2.4% from 2.6% in 2010. The average cost of deposits for the year ended December 31, 2011, was 1.3% as compared with 1.9% for the same period in 2010; while the rates paid for borrowed funds was 4.4% in 2011, an increase of 0.2% over 2010. The Bank's cost of borrowed funds is substantially at fixed rates.

Non-Interest Income / Non-Interest Expense	Three Months Ended			Year Ended
	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
	($ in millions)
Non-interest income	$2.1	$4.7	$2.7	$11.2	$8.3
Non-interest expense	$6.6	$7.1	$6.8	$28.1	$24.9
Efficiency ratio	89.38%	69.90%	79.93%	85.74%	77.97%

  The decline in non-interest income for the fourth quarter of 2011 on a linked-quarter basis as well as in comparison to the year-earlier quarter primarily reflected reduced gains on sales of available-for-sale securities totaling $146,000 in the fourth quarter of 2011 versus $2.5 million in the third quarter of 2011 and $481,000 in the fourth quarter of 2010.
  The increase in non-interest income for 2011 compared with 2010 reflected primarily a year-over-year increase in gains on sales of available-for-sale securities.
  The decline in non-interest expense in the fourth quarter of 2011 on a linked-quarter basis and compared with the year-earlier quarter reflected reduced salary and benefit expenses and lower expenses on foreclosed assets. The increase in non-interest expense for 2011 versus 2010 reflected increased operating expenses of approximately $1.8 million related to the Mortgage Banking and Small Business lending areas. In addition, the Company recorded additional compensation and benefit expense of $822,000 related to the restoration of supplemental executive retirement plans that partially vested with the completion of the Company's second-step conversion and offering in February 2011. Lastly, collection expenses and expenses related to foreclosed assets increased $625,000 and $244,000, respectively. Elevated foreclosure and collections expenses are expected to continue in the near term due to the extended amount of time involved in the Florida foreclosure process.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets through 12 locations, with a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FINANCIAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011	Dec. 31, 2010
Total assets	$788,967	$792,402	$801,774	$810,101	$827,442
Cash and cash equivalents	41,017	15,323	27,824	11,818	8,550
Securities available for sale	126,821	130,052	125,293	156,995	149,090

Loans held for sale	61,619	64,280	52,617	35,011	49,318
Loans receivable, gross	521,233	532,174	543,276	551,297	563,096
Allowance for loan losses	15,526	15,188	13,684	13,563	13,344
Loans receivable, net	505,707	516,986	529,592	537,734	549,752

Total deposits	508,411	507,938	497,526	507,706	528,497
Federal Home Loan Bank advances	135,000	135,000	151,000	145,000	150,000
Securities sold under agreements to purchase	92,800	92,800	92,800	92,800	92,800
Stockholders' equity	46,294	50,697	54,081	54,867	44,791
	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010
Interest income	$9,246	$10,762	$38,281	$44,855
Interest expense	3,963	4,881	16,756	21,192
Net interest income	5,283	5,881	21,525	23,663
Provision for loan losses	5,201	6,924	15,383	21,230
Net interest income (loss) after provision for loan losses	82	(1,043)	6,142	2,433
Non-interest income	2,134	2,678	11,232	8,262
Non-interest expense	6,629	6,841	28,085	24,891
Loss before income taxes	(4,413)	(5,206)	(10,711)	(14,196)
Income tax benefit	424	--	424	--
Net loss	$(3,989)	$(5,206)	$(10,287)	$(14,196)

Net loss per basic and diluted share	$(1.61)	$(2.02)	$(4.13)	$(5.51)

Basic and diluted weighted average shares outstanding	2,483	2,581	2,490	2.578

ATLANTIC COAST FINANCIAL CORPORATION Unaudited Financial Highlights (Continued) (In thousands, except per share amounts)

	For the Three Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,
	2011	2011	2011	2011
Interest income	$9,246	$9,610	$9,631	$9,794
Interest expense	3,963	4,098	4,206	4,489
Net interest income	5,283	5,512	5,425	5,305
Provision for loan losses	5,201	4,419	2,967	2,797
Net interest income after provision for loan losses	82	1,093	2,458	2,508
Non-interest income	2,134	4,654	2,555	1,889
Non-interest expense	6,629	7,106	6,530	7,820
Loss before income taxes	(4,413)	(1,359)	(1,517)	(3,423)
Income tax benefit	424	--	--	--
Net loss	$(3,989)	$(1,359)	$(1,517)	$(3,423)

Net loss per basic and diluted share	$(1.61)	$(0.55)	$(0.61)	$(1.36)

Basic and diluted weighted average shares outstanding	2,483	2,484	2,484	2,512

Net loss per basic and diluted shares, as well as the number of basic and diluted shares outstanding, have been restated to give effect to the Company's conversion from a mutual holding company structure to a stock holding company form of organization, which was completed on February 3, 2011. In the conversion and offering, the Company issued 0.1960 share of Atlantic Coast Financial Corporation common stock for each share of Atlantic Coast Federal Corporation common stock previously outstanding (other than those owned by Atlantic Coast Federal, MHC) and sold approximately 1,711,000 new shares of common stock. The net loss per basic and diluted share for the fourth quarter ended December 31, 2010, as originally reported, was $0.40, and the number of basic and diluted weighted average shares outstanding for that quarter, as reported, was 13,167,000.

The net loss per basic and diluted share for the year ended December 31, 2010, as originally reported, was $1.08, and the number of basic and diluted weighted average shares outstanding for the year ended December 31, 2010, as reported, was 13,155,000.

ATLANTIC COAST FINANCIAL CORPORATION Selected Consolidated Financial Ratios and Other Data (Unaudited) (Dollars in thousands)

	At and for the Three Months Ended Dec. 31,		At and for the Year Ended Dec. 31,
	2011	2010	2011	2010
Interest rate information
Net interest spread	2.64%	2.71%	2.67%	2.66%
Net interest margin	2.80%	2.84%	2.83%	2.79%

Average balances
Loans receivable	$582,913	$638,541	$585,918	$625,947
Total interest-earning assets	755,140	828,597	760,790	846,693
Total assets	797,412	880,219	807,785	898,106
Deposits	513,464	551,001	508,520	569,353
Total interest-bearing liabilities	703,378	786,109	710,543	801,926
Total liabilities	747,035	828,704	754,322	843,188
Stockholders' equity	50,377	51,515	53,463	54,918

Performance ratios (annualized)
Return on average total assets	-2.00%	-2.37%	-1.27%	-1.58%
Return on average stockholders' equity	-31.67%	-40.42%	-19.24%	-25.85%
Ratio of operating expenses to average total assets	3.33%	3.11%	3.48%	2.77%
Efficiency ratio	89.38%	79.93%	85.74%	77.97%
Ratio of average interest-earning assets to average interest-bearing liabilities	107.36%	105.40%	107.07%	105.58%

Asset quality ratios
Non-performing loans	$46,615	$28,125	$46,615	$28,125
Foreclosed assets	5,839	9,940	5,839	9,940
Impaired loans	51,325	47,296	51,325	47,296
Non-performing assets to total assets	6.65%	4.60%	6.65%	4.60%
Non-performing loans to total assets	5.91%	3.40%	5.91%	3.40%
Non-performing loans to total loans	8.94%	4.99%	8.94%	4.99%
Allowance for loan losses to non-performing loans	33.31%	47.45%	33.31%	47.45%
Allowance for loan losses to total loans	2.98%	2.37%	2.98%	2.37%
Net charge-offs to average outstanding loans (annualized)	3.34%	2.84%	2.25%	3.47%

Capital ratios
Stockholders' equity to total assets	5.87%	5.41%	5.87%	5.41%
Average stockholders' equity to average total assets	6.32%	5.85%	6.62%	6.11%

CONTACT:
Atlantic Coast Financial Corporation
Thomas B. Wagers, Sr., 904-565-8570
Chief Financial Officer